Exhibit 99.1

Kansas City, MO – August 9, 2004

Interstate Bakeries Corporation (NYSE — IBC) announced today the completion of the investigation by the Audit Committee of the Board of Directors, conducted by the Audit Committee’s independent counsel, into the Company’s manner for setting its workers’ compensation and other reserves. As previously announced on July 8, 2004, this investigation was commenced following the Company’s announcement on June 3, 2004 that the Company increased its reserve for workers’ compensation during fiscal 2004 with a charge to pre-tax income of approximately $40,000,000.

As a result of the Audit Committee’s investigation, the Company has concluded that this charge relates to the second quarter of fiscal 2004. This was based on a determination that the Company had received sufficient information from its outside insurance advisors in November 2003 to warrant attributing the $40,000,000 increase to the second quarter, which ended on November 15, 2003. The Audit Committee’s investigation did not indicate the need for any adjustments to the Company’s other reserves.

The Company will restate its unaudited consolidated financial statements for the quarters ended November 15, 2003 and March 6, 2004 to reflect the $40,000,000 charge to the Company’s pre-tax income representing increased reserves for workers’ compensation. Accordingly, investors should not rely on the financial information contained in the financial statements in the Quarterly Report on Form 10-Q for the quarters ended November 15, 2003 and March 6, 2004. Amended Form 10-Qs for the quarters ended November 15, 2003 and March 6, 2004 will be filed as soon as practicable.

The Company also announced preliminary unaudited results of operations for fiscal 2004 and the quarter ended May 29, 2004, subject to year-end audit adjustments. The Company will schedule a date to release further quarterly information and hold its quarterly conference call as soon as final results are available. We cannot assure you that these announced results will not change materially as a result of the independent audit of our consolidated financial statements for the year ended May 29, 2004, and reviews of the restated condensed consolidated financial statements for the quarters ended November 15, 2003 and March 6, 2004.

The Company announced a loss per diluted share of approximately $(0.57) for the year ended May 29, 2004 as compared to the previous year’s earnings per diluted share of $0.61. The Company said that the charge to pre-tax income for the increase to its reserve for workers’ compensation, a decline in unit volume and increases in employee-related costs were the primary reasons for fiscal 2004’s decline in profit performance in comparison to the prior year.

For the 52 weeks ended May 29, 2004, the Company reported the following unaudited information:

•	Net sales of approximately $3,467,500,000, a decrease of approximately 1.7% compared to the prior year’s $3,525,780,000.

•	An operating loss of approximately $(6,900,000), compared to the previous year’s operating income of $83,268,000. Impacting the current year operating loss were the decline in sales, an increase in the workers’ compensation reserve and restructuring charges of $12,066,000 relating to severance and other cash costs and impairment of bakery machinery and equipment. Fiscal 2003 restructuring charges were $9,910,000 relating to certain closures and restructurings of bakeries and bakery outlets. In addition, other charges in fiscal 2003 included a fully vested common stock award of $3,591,000 to our former Chief Executive Officer.

•	A net loss of approximately $(25,800,000), compared to the prior year’s net income of $27,450,000.

•	A loss per diluted share of approximately $(0.57) (including restructuring charges of $0.17 per share), in comparison to the previous year’s earnings per share of $0.61 (including restructuring and other charges of $0.19 per share).

For the twelve weeks ended May 29, 2004, the Company reported the following unaudited information:

•	Net sales of approximately $803,000,000, an approximate 1.8 percent decrease in comparison to the prior year’s $818,019,000.

•	An operating loss of approximately $(10,500,000), compared to the previous year’s operating income of $2,433,000. Impacting the current quarter operating loss were the decline in sales, charges amounting to approximately $4,900,000 which the Company incurred in the establishment of its centralized transactional processing center, as well as restructuring charges of $7,911,000, relating to certain closures and restructurings of bakery operations, severance costs incurred in conjunction with the centralization of certain finance and data processing functions and the relocation of certain key management employees in connection with Program SOAR (discussed below). Fiscal 2003 restructuring charges were $3,460,000 relating to certain closures and restructurings of bakery operations and bakery outlets.

•	A net loss of approximately $(12,500,000) compared to the prior year’s net loss of $(4,568,000).

•	A loss per diluted share of approximately $(0.28) (including restructuring charges of $0.11 per share) compared to the previous year’s loss of $(0.10) per diluted share (including restructuring charges of $0.05 per share).

The Company stated that it continued to experience a decline in sales and unit volume in both its bread and cake lines through the first eight weeks of fiscal 2005 although, according to data from Information Resources Incorporated (IRI), an independent market research concern that reports sales trends in most supermarkets, the Company’s unit share erosion in the bread category has stopped, remaining essentially flat year over year. In the cake category, per IRI, the Company’s market share is up slightly. In addition, the Company stated that its recently-introduced line of super premium bread products, sold under the “Baker’s Inn” brand, are helping offset the effects of the continued unit and sales decline of the Company’s premium white breads. The line of seven different hearty bread varieties is targeted to an older more affluent consumer and very different from the traditional everyday white and wheat varieties that make up the majority of IBC’s branded bread product line. Priced competitively with other super premium bread brands and sold in a distinctive brown paper bag, Baker’s Inn offers consumers corner bakery quality bread in the commercial bread aisle. TV and print advertising broke in June and a significant promotion schedule started in July. While it is too early to comment on the success of this introduction, initial consumer response has been positive and recent performance has been encouraging.

As previously announced, the Company is also continuing its efforts with respect to Program SOAR, an acronym for Systems Optimization And Re-engineering, a multi-year program to reorganize its business. This program is focused on re-engineering the Company’s business processes to increase efficiency, on centralizing its management and administrative functions from the previous decentralized model and on rationalizing its investment in production, distribution and administrative functionality to reduce the ongoing cost of supporting these infrastructures.

We anticipate that we will realize pre-tax savings from Program SOAR in fiscal 2005 and project those savings to be approximately $25,000,000 prior to restructuring costs. The most significant initiatives contributing to such savings include (i) closure, consolidation and realignment of manufacturing and distribution facilities; (ii) centralization, negotiation and effective management of company-wide purchase requirements; and (iii) efficient coordination of trade promotion spending based on market analysis. We believe that the savings attributable to Program SOAR will be substantially greater in subsequent years of its estimated three-year implementation as the benefits are fully realized from continued consolidation of financial operations and supply chain optimization through increased efficiencies, product rationalization, and realignment of distribution and manufacturing facilities. Since this estimate is a projection there can be no assurance that the Company will ultimately realize the cost savings and other benefits that it projects from Program SOAR, that the Company will achieve these savings or benefits in its expected time frames or that the costs of achieving these benefits will not be higher than the Company projects. Factors that could affect the Company’s ability to achieve the projected savings include its ability to close and/or consolidate facilities in a cost-effective and timely manner, its ability to effectively reallocate eliminated production capacity, unexpected changes in market conditions, unanticipated costs related to the implementation of Program SOAR, and its ability to efficiently transition to new methods and procedures.

Interstate Bakeries Corporation is the nation’s largest wholesale baker and distributor of fresh baked bread and sweet goods, under various national brand names, including Wonder®, Hostess®, Dolly Madison®, Merita® and Drake’s®. The Company, with 55 bread and cake bakeries located in strategic markets from coast-to-coast, is headquartered in Kansas City, Missouri.

For information on the Company, please contact:
Ron Hutchison
Executive Vice President and Chief Financial Officer
Interstate Bakeries Corporation
12 E. Armour Boulevard
Kansas City, Missouri 64111
(816) 502-4000

For all news media queries, please contact:
Mark D. Dirkes
Senior Vice President — Corporate Marketing
(816) 502-4000

Forward-Looking Statements

Some information contained in this press release may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are not historical in nature and include statements relating to, among other things: net loss, net sales and restructuring charges. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially include, but are not limited to, the independent audit of the consolidated financial statements for the year ended May 29, 2004, or reviews of the restated condensed consolidated financial statements for the quarters ended November 15, 2003 and March 6, 2004. ; the results of an SEC investigation concerning the Company’s financial statements following the Company’s announcement that the Audit Committee of its Board of Directors had retained Skadden, Arps, Slate, Meagher & Flom LLP to investigate the Company’s manner of setting its workers’ compensation and other reserves; increased costs or delays in the Company-wide project referred to as Program SOAR focused on re-engineering business processes, centralizing management and administrative functions and rationalizing investment in production, distribution and administrative functionality or other problems related thereto; actions of competitors, including pricing policy and promotional spending; the availability and costs of raw materials, packaging, fuels and utilities, and the ability to recover these costs in the pricing of products; the effectiveness of hedging activities; increased pension, health care, workers’ compensation and other employee costs; the effectiveness of advertising and marketing spending; the availability of capital on acceptable terms; changes in general economic and business conditions (including in the bread and sweet goods markets); changes in consumer tastes or eating habits; the performance of the “Baker’s Inn” line of products and the effectiveness of this line in offsetting decreasing unit and sales volume of the Company’s premium white breads; any inability to protect our intellectual property rights; further consolidation in the food retail industry; future product recalls or safety concerns; expenditures necessary to carry out cost-saving initiatives and savings derived from these initiatives; changes in our business strategies; bankruptcy filings by customers; costs associated with environmental compliance and remediation; actions of governmental entities, including regulatory requirements; increased costs and uncertainties related to periodic renegotiation of union contracts; changes in our relationship with employees and the unions that represent them; the outcome of legal proceedings to which we are or may become a party, including the securities class actions filed after our February 11, 2003 press release; business disruption from terrorist acts, our nation’s response to such acts and acts of war; and other factors. These statements speak only as of the date of this press release, and we disclaim any intention or obligation to update or revise any forward-looking statements to reflect new information, future events or developments or otherwise, except as required by law. We have provided additional information in our filings with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.